Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2026
July 30, 2026

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s second quarter 2026 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Second Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on August 6th, 2026. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.

Second quarter earnings per share from continuing operations came in at $1.25, reflecting the successful completion of our Napier Park partnership transaction alongside execution headwinds in Rail Products that are specific and transitional. The Napier gain was $132 million pre-tax and demonstrates the embedded value we have been building in our fleet. It is also proof of what this platform was designed to do: perform profitably through the cycle and convert hard asset value into shareholder returns. Rail Products came in below expectations at a 1.3% operating margin, driven by two specific items we quantify at 270 basis points.

Leasing continued to perform. Fleet utilization held at 97.3%. Lease rates moved higher. Rail Products ended the quarter with a $1.6 billion backlog and a book-to-bill just below 1.0x. The demand signal is there. And on a last twelve month basis, our Adjusted Return on Equity expanded to 32.4%, reflecting the impact of the work completed on the business and the Napier Park and secondary market transactions in the last 12 months.

Now let me walk you through what we're seeing in the market.
Market Update
The market is turning. Not all at once, and not without friction - but the direction is clear.
The PMI Manufacturing Index has been positive for six consecutive months. Industrial production improved year over year. Carload growth is materializing across agriculture, energy, and industrial construction — segments where rail has a natural advantage. In particular, agriculture carloads have shown the most strength due to soybean strength and steady increases in ethanol. Railcars in storage have been below 20% for the last four months. Inquiry levels for new railcars are strong reflecting growing customer conviction that the cycle has turned, and demand-side signals continue to be stronger than supply-side signals.

Rail's structural advantages are playing to our favor as well. Fuel efficiency relative to trucking, capacity constraints in the over-the-road network, and increasing pressure on supply chains to reduce carbon footprints are all driving freight toward rail. These are durable trends. And when I look at the core indicators — PMI, industrial production, carloads, inquiry levels — the trajectory is constructive and gaining momentum. We enter the second half of 2026 with growing confidence.

Segment Performance
I'll take you through both segments, starting with Leasing and Services.
Leasing and Services
Leasing performed. Utilization held at 97.3%. Renewal success rates improved to 75%, up from 60% in the first quarter. The Future Lease Rate Differential moved to a positive 3.5%, up from 1.2% in the first quarter. This is a meaningful acceleration, and FLRD has now been positive for 20 consecutive quarters, a forward indicator that lease rates should continue to grow as renewals convert. These are the metrics that tell us the fleet is healthy and the market is supporting our pricing.

Leasing revenues were down year over year, and the reason is structural — we closed railcar partnership transactions in Q2 2026 and Q4 2025 that reduced our owned fleet. For context, in the second quarter of 2025 the revenue contribution from the consolidated Napier Park fleets was about $30 million. We are growing our overall platform while monetizing embedded fleet value and simplifying the balance sheet. As of June 30th, our wholly-owned railcar fleet stands at 96,280 railcars and our investor-owned fleet count, which we manage, is 50,650. Higher lease rates and stronger external repair pricing partially offset the revenue impact of the smaller consolidated fleet.

Leasing segment operating margin was 79.8%, including the $132 million non-cash gain from the Napier Park transaction. Excluding that gain, the Leasing and Services margin was 33.0%, reflecting higher maintenance and depreciation costs and the mix impact of a smaller consolidated fleet. Additionally, we incurred disposal charges related to the exit of certain logistics solutions locations in the quarter. On the portfolio management side, we completed $31 million of lease portfolio sales in the quarter, generating $8 million in gains. The secondary market remains active, and we continue to use it as a capital allocation tool.

Rail Products
In the Rail Products segment, we received orders for 1,560 new railcars and delivered 1,570 railcars in the quarter, ending the quarter with a backlog of $1.6 billion. We currently hold just under half of the industry backlog. Revenues were down slightly year over year driven by lower deliveries.
Rail Products operating profit margin came in at 1.3%. Two items drove roughly 270 basis points of that shortfall: an unplanned production interruption at our Longview manufacturing facility and temporary re-alignment expenses tied to our Mexico manufacturing footprint. Excluding those items, underlying margin was in the 4% range - still below the annual trajectory we are targeting. Additionally, the mix of deliveries in the second quarter was less favorable than the first quarter.
Last year, we initiated a significant consolidation and automation initiative at our Longview operations, transitioning from two facilities to one. While we are excited about the long-term operational improvements this project will deliver, it can affect our productivity while it is ongoing. We expect this project to reach completion early in 2027.
The full year Rail Products margin is expected to land at the low end of our 5% to 6% range as production normalizes in the second half and mix improves in Q3 and Q4. The structural work we have done on automation, right-sizing, and breakeven reduction is intact and performing. The second quarter results do not reflect that progress but the full year will.
Conclusion
Before I turn the call to Eric, I want to highlight a strategic development for Trinity. In June, we acquired a 32.0% interest in Touax Texmaco Railcar Leasing Private Limited, or TTRL, which is a railcar leasing company in India. This is a joint venture with Touax Group, a global asset management company, and Texmaco Rail & Engineering Limited, a rail solution provider in India. We are contributing our leasing expertise while gaining meaningful exposure to India, a growing rail market. While we do not expect material P&L contribution in 2026 as the joint venture completes its additional fleet buildout, we are excited about this JV’s ability to generate solid returns and meaningful growth.

In summary, we delivered strong EPS growth, closed a significant transaction that demonstrates the value embedded in our fleet, and maintained the leasing metrics that matter most — utilization, renewal success, and FLRD. Rail Products had a difficult quarter on margin, but inquiries are growing, and our full-year expectations are unchanged.

The market environment is improving, and Trinity is built to capture that improvement. I'm proud of how this team is executing — closing significant transactions, navigating a complex operating environment, and accelerating into a strengthening market. The platform is sound, the leasing business is strong, the strategic moves we are making are the right ones, and the team is focused on delivering in the second half.

I'll now turn the call over to Eric, who will take you through the financials and our updated guidance.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. Before we go through the financial statements, I wanted to quickly talk through the second quarter railcar partnership transaction with Napier Park. As you will recall, we completed the first piece of this transaction in the fourth quarter, moving the TRP 2021 fleet to wholly-owned and the Triumph fleet into our managed fleet and recording a non-cash gain on that exchange.

In the second quarter, we contributed our remaining membership interests in the Tribute partially-owned fleet for an 11.2% limited partnership interest in Napier Park SPE Holdings. The Tribute fleet is now part of our managed fleet and we no longer have direct ownership interests in TRIP Holdings. Because the book value of this fleet was well below the market value, we recorded a non-cash pre-tax gain of $132 million in the second quarter.
It is worth noting that, while these transactions have simplified our financial statements and have allowed us to unlock significant value in our railcars, there are other notable impacts to our financial statements, especially in comparison to prior periods.
Income Statement
Starting with the income statement, revenues for the quarter were $485 million, down slightly both sequentially and year over year, reflecting the deconsolidation of the partially-owned leasing subsidiaries. As these railcars move into the managed fleet, the partially owned railcar count and minority interest goes to zero - both expected outcomes of the partnership structure. Earnings per share in the quarter were $1.25, up both sequentially and year over year as a result of the $132 million railcar partnership gain.
We also recorded a gain of $8 million in the quarter from lease portfolio sales.
Cash Flow Statement
Moving to the cash flow statement, year to date cash flow from continuing operations was $172 million. We have returned $71 million this year to shareholders through dividends paid and shares repurchased. Year to date net lease fleet investment was $126 million.
Cash flow from operations with net gains on lease portfolio sales was $81 million in the quarter and $203 million year to date, reflecting significant cash generation even in a slower delivery environment.
Balance Sheet
Turning to our balance sheet, we continue to work to strengthen and improve our financial position. We have liquidity of $1 billion.
Our second quarter balance sheet now reflects the de-consolidation of all balances related to TRIP Holdings, both on the asset side with a lower Property, Plant, and Equipment balance and the removal of the associated partially-owned debt from our balance sheet. Furthermore, the Other Assets line item includes our new equity method investment in the Napier Park railcar fleet.

Additionally in the quarter, we amended and extended our $600 million corporate revolver to provide more flexibility and issued TRL-2025 Series 2026-1 Secured Railcar Equipment Notes to redeem in full the Series 2019-1 Notes. The financing increased the loan-to-value on our wholly-owned lease fleet to 70.8%, which is slightly above our targeted range. The higher advance rate on the fleet reflects the increased market value supported by higher lease rates on our fleet. Our unencumbered fleet is approximately $900 million giving us financial and operational flexibility.
Guidance
And now I’d like to give some thoughts on guidance for the rest of the year.
We continue to expect 25,000 industry deliveries this year, well below replacement levels as customers manage through cost uncertainty and economic headwinds. Despite the softer delivery environment, we are maintaining capital discipline. We are slightly lowering our net lease fleet investment to a range of $300 million to $400 million with gains of $160 million to $180 million. Year to date, we have booked $162 million in gains, which means our guidance contemplates limited secondary market sales in the back half of the year.
We are also holding our full year EPS guidance of $2.20 to $2.40 and expect Rail Products Group full year segment margin to be in the 5% to 6% range. This means we expect the Rail Products operating margin to normalize in the second half of the year as the headwinds we experienced in the quarter clear. Additionally, we expect Rail Products deliveries in the second half to be higher than the first half, which brings meaningful operating leverage on our cost base and supports the full year margin trajectory.
To summarize: the balance sheet is stronger, liquidity stands at $1 billion, and our capital allocation priorities are unchanged — disciplined fleet investment, active portfolio management, and returning capital to shareholders. The financial foundation is sound, the recovery drivers are in place, and we are holding guidance. We look forward to demonstrating that in the second half of 2026.
Operator, we are now ready for our first question.

E. Jean Savage
Chief Executive Officer and President
Thank you for joining us today. Our second quarter results reflect a strengthening Leasing business and specific, transitional headwinds in Rail Products that we've quantified and are working through. We closed the Napier Park transaction as signaled, we're holding our full-year guidance, and the platform is positioned to deliver the second half. Thank you for your continued interest in Trinity.